EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Becton, Dickinson and Company for the registration of its debt securities, warrants, common stock, purchase contracts and units and to the incorporation by reference therein of our reports dated November 18, 2005, with respect to the consolidated financial statements of Becton, Dickinson and Company, Becton, Dickinson and Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Becton, Dickinson and Company, incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

New York, New York
May 9, 2006